Exhibit 99.1

InsWeb Reports Third Quarter Financial Results

SACRAMENTO, Calif., October 28, 2004 – InsWeb Corp. (Nasdaq: INSW) today announced results for the third quarter ended September 30, 2004.  Revenues for the third quarter totaled $3.4 million, compared to $6.2 million in the third quarter of 2003.  InsWeb’s net loss for the quarter was $2.2 million, or $0.47 per share, compared to a net loss for the third quarter of 2003 of $0.6 million, or $0.13 per share.

“During the third quarter of 2004, we completed our year-long effort to implement improvements to our Auto offering, including a shortened quote form, the sharing of leads from consumers amongst our carrier partners, and the expansion of our pay-for-placement sponsored web link program.  These improvements and the addition of new quoting options for consumers, resulted in an increase in the revenue per auto consumer during the third quarter to $4.29, up 3% from $4.15 in the second quarter of 2004 and 51% from $2.84 in the third quarter last year,” said Hussein Enan, chairman and CEO of InsWeb.  “Results within our Term Life marketplace remained relatively steady as we continue to build out our agency operations.  Direct marketing costs decreased slightly compared to the previous quarter, even as we continue our efforts to bolster consumer traffic, and we again realized total operating cost savings on both a year-over-year and sequential basis.  We remain optimistic regarding the long-term benefits we expect to realize from the proactive changes we are undergoing in our Auto and Term Life offerings.”

Financial Highlights and Metrics:

Revenues:	Sept 30, 2004	Jun 30, 2004	Sept 30, 2003

Transaction fee revenues:
Auto insurance	$2,445,000	$2,406,000	$4,711,000
Term life insurance	711,000	708,000	1,123,000
Other insurance offerings	72,000	74,000	97,000
	3,228,000	3,188,000	5,931,000
Development and maintenance fees	147,000	178,000	255,000
Total revenues	$3,375,000	$3,366,000	$6,186,000

Direct Marketing (Consumer Acquisition):	Sept 30, 2004	Jun 30, 2004	Sept 30, 2003

Direct marketing costs	$1,963,000	$2,057,000	$2,530,000
Direct marketing as a percent of revenues	58%	61%	41%
Number of consumers	665,000	684,000	1,865,000
Marketing cost per consumer	$2.95	$3.01	$1.36
Total revenue per consumer	$5.08	$4.92	$3.32

Definitions:

“Direct marketing costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

The 45% decrease in quarterly revenues on a year-over-year basis, comparing the third quarter of 2004 with 2003, is a direct result of the 64% decrease in the number of consumers participating on the InsWeb marketplace. Over the same period, direct marketing costs per consumer increased 117%, as a result of the challenges and competitive nature of the online advertising market.

Auto Marketplace:	Sept 30, 2004	Jun 30, 2004	Sept 30, 2003

Auto insurance revenues	$2,445,000	$2,406,000	$4,711,000
Number of consumers	570,000	580,000	1,657,000
Revenue per consumer	$4.29	$4.15	$2.84

InsWeb will implement additional changes to the auto insurance product in the fourth quarter that are expected to further enhance the revenue per auto insurance consumer. However, the performance of the auto insurance marketplace is expected to continue to be negatively impacted by lower consumer demand levels across the industry and the competitive online advertising environment.

Term Life Marketplace:	Sept 30, 2004	Jun 30, 2004	Sept 30, 2003

Term life insurance revenues	$711,000	$708,000	$1,123,000
Number of consumers	69,000	74,000	124,000
Revenue per consumer	$10.30	$9.57	$9.06

The Company continues to transition term life insurance companies from a lead referral model (revenue earned at time of lead distribution) to a commission-based model, which results in higher compensation, but entails revenues being delayed and recognized after the term life policy is issued and as it is paid for.  This process customarily takes between 90 and 180 days. Revenue per term life consumer is expected to be negatively impacted in the near term as additional insurance company conversions to the commission-based model are implemented.

Other Financial Highlights:

•                  Cash and short-term investments at September 30, 2004 were $19.7 million;

•                  Accounts receivable at quarter end were $1.1 million, representing 28 days sales outstanding;

•                  Total staff of 106 as of September 30, 2004 was unchanged from June 30, 2004.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[  unaudited  ]

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Transactions	$3,228	$5,931	$10,246	$19,253
Development and maintenance fees	147	255	550	738
Total revenues	3,375	6,186	10,796	19,991

Operating expenses:
Technology	1,268	2,091	4,188	6,762
Sales and marketing	3,299	4,327	9,967	13,116
General and administrative	1,112	1,249	3,551	4,481
Total operating expenses	5,679	7,667	17,706	24,359
Loss from operations	(2,304)	(1,481)	(6,910)	(4,368)
Interest expense	—	(21)	—	(84)
Interest income	80	58	225	224
Other (expense) income	—	849	(30)	1,658
Net loss	$(2,224)	$(595)	$(6,715)	$(2,570)

Net loss per share - basic and diluted:
Net loss	$(0.47)	$(0.13)	$(1.43)	$(0.49)

Weighted average shares used in computing net loss per share - basic and diluted (1)	4,716	4,690	4,690	5,212

(1)          Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[ Amounts in thousands ]

[ unaudited ]

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$11,447	$15,223
Short-term investments	8,294	10,868
Total cash and short-term investments	19,741	26,091
Accounts receivable, net	1,133	1,006
Prepaid expenses and other current assets	704	785
Total current assets	21,578	27,882

Property and equipment, net	939	1,386
Other assets	523	614
Total assets	$23,040	$29,882

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,389	$524
Accrued expenses	3,699	4,804
Deferred revenue	100	275
Total current liabilities	5,188	5,603

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury shares	198,276	197,988
Accumulated deficit	(180,431)	(173,716)
Total shareholders’ equity	17,852	24,279
Total liabilities and shareholders’ equity	$23,040	$29,882